Exhibit 4.2

                                  Rim.Com Inc.
                         7579 E. Main Street, Suite 600
                              Scottsdale, AZ 85251


                                  June 15, 2001


Rim.Com Consultants,

     The Company's Board of Directors has decided to make available to all consultants shares of the Company's common stock at the price of $.30 in conversion of any and all Company debts accrued prior to April 1, 2001; at $.40 per share through June 30, 2000. Thereafter, the conversion price will be equal to 90% of the lowest closing bid price during the week prior to conversion.

     To participate in this program, all you have to do is execute this letter in the space below, and indicate the amount of debt you wish to convert to this Plan and the date. Your free-trading shares will be delivered to you within a few days.


                                        Rim.Com Inc.


                                        By: /s/ Christina M. Strauch
                                            ------------------------------
                                            Christina M. Strauch, Chairman



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     Amount of Debt                         Consultant Signature


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     Date                                   Name of Consultant
                                            (Please Print)